EXHIBIT 99.1

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Radiant Systems Completes Acquisition of Synchronics, Inc.

ATLANTA--(BUSINESS WIRE)--Jan. 3, 2006--Radiant Systems, Inc. (NASDAQ:RADS) announced today that it has completed the previously announced acquisition of substantially all of the assets of Synchronics, Inc., a leading provider of business management and point-of-sale software for the retail market. Under the terms of the acquisition agreement, the purchase price consisted of approximately $19.5 million in cash, subject to a post-closing adjustment, 592,347 shares of restricted Radiant common stock and the assumption of certain Synchronics' accounts payable, contractual obligations and other liabilities.

Company Information

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality, petroleum and convenience retail and entertainment industries. Radiant's point-of-sale, self-service kiosk, and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Founded in 1980, Synchronics, Inc. (www.synchronics.com) is a software development, support, and distribution company in Memphis, Tennessee. With more than 25 years of experience, Synchronics has become a leader in point-of-sale and business software. Both CounterPoint Version 7 and CounterPoint SQL offer retailers a complete business management package.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; including the ability to integrate the operations of acquired businesses; (ii) the company's growth strategy and operating strategy; and (iii) the expectation that the acquisition will be accretive to 2006 adjusted earnings; (iv) the anticipated timing of the closing and the possibility that the required conditions to closing may not be met and therefore the acquisition may not close. The words "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company's reliance on a small number of customers for a larger portion of its revenues, fluctuations in its quarterly results, ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

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